Exhibit 99.1

FOR IMMEDIATE RELEASE

May 18, 2022

Sorrento Therapeutics, Inc. Appoints Former Roche Executive Tammy Reilly to the Board of Directors

San Diego, California. May 18, 2022 / Globe Newswire / --Sorrento Therapeutics, Inc. (Nasdaq: SRNE, “Sorrento”), a commercial and clinical-stage biopharmaceutical company dedicated to developing and commercializing targeted therapies and diagnostics, announced today the appointment of former Roche Laboratories executive, Tammy Reilly, to Sorrento’s board of directors. Ms. Reilly brings more than 30 years of life science, big pharma and operating leadership experience within healthcare therapeutics, consumer merchandising and healthcare diagnostic companies to Sorrento.

“Sorrento continues to strengthen its already experienced board of directors,” said Henry Ji, Ph.D., Chairman and Chief Executive Officer of Sorrento. “We are excited to welcome Tammy who is a proven executive and entrepreneur. Tammy brings deep business and operating experience in innovative therapeutics, consumer merchandising and diagnostics, which will complement the existing capabilities of our board in several key areas. With the pivotal progress we have made with our late-stage clinical programs and the diagnostics commercialization underway worldwide, this is an important time for Sorrento and we look forward to continuing on our mission of advancing promising new targeted therapies and diagnostics for a vast majority of patients of all ages.”

Ms. Reilly is the managing partner of a life sciences advisory company, TRDx LLC, an independent firm that she founded 15 years ago to advise life science companies on life cycle management and business development solutions, which includes advice on mergers and acquisitions and strategic and capital markets transactions. Prior to founding TRDx, Ms. Reilly spent nine years as a founder and Managing Partner of Real Life Products LLC, a consumer merchandising and manufacturing company that launched and sold six patented products via e-commerce and major retail chains, including Walmart, Home Depot and Amazon. From 2004 to 2008, she served as Chief Commercial Officer of XDx, Inc., which is now known as CareDx, Inc. Prior to this, Ms. Reilly served in various roles at Roche Laboratories for over 14 years, including sales and marketing leadership positions and most recently in 2005 as Executive Vice President for Oncology and Dermatology at Roche, managing a business with over $1 billion in revenue. In 2000, Ms. Reilly was named Healthcare Businesswomen Association Rising Star. Ms. Reilly holds a B.S. degree in Special Education with a minor in Psychology and a MBA from the University of Delaware.

“I am thrilled to be part of Sorrento’s bold vision to redefine cancer, immunology and virology drug development and to advance innovative targeted therapies and diagnostics for patients in need,” said Ms. Reilly. “As the Company enters late-stage clinical development for its lead programs and commercialized diagnostics worldwide, I look forward to working with Sorrento’s talented management team and board who share a strong expertise and commitment to my passion of advancing novel diagnostics and breakthrough drug development therapeutics in high unmet need areas. Sorrento has a highly unique portfolio of very valuable assets and a team of incredibly talented and innovative scientists. I am honored to have the opportunity to work with them.”

About Sorrento Therapeutics, Inc.

Sorrento is a clinical and commercial stage biopharmaceutical company developing new therapies to treat cancer, pain (non-opioid treatments), autoimmune disease and COVID-19. Sorrento's multimodal, multipronged approach to fighting cancer is made possible by its extensive immuno-oncology platforms, including key assets such as fully human antibodies (“G-MAB™ library”), immuno-cellular therapies (“DAR-T™”), antibody-drug conjugates (“ADCs”), and oncolytic virus (“Seprehvec™”). Sorrento is also developing potential antiviral therapies and vaccines against coronaviruses, including Abivertinib, COVISHIELD™ and COVI-MSC™; and diagnostic test solutions, including COVIMARK™.

Sorrento's commitment to life-enhancing therapies for patients is also demonstrated by our effort to advance a first-in-class (TRPV1 agonist) non-opioid pain management small molecule, resiniferatoxin (“RTX”), and SP-102 (10 mg, dexamethasone sodium phosphate viscous gel) (SEMDEXA™), a novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica, and to commercialize ZTlido® (lidocaine topical system) 1.8% for the treatment of post-herpetic neuralgia (PHN). RTX has been cleared for a Phase II trial for intractable pain associated with cancer and a Phase II trial in osteoarthritis patients. Positive final results from the Phase III Pivotal Trial C.L.E.A.R. Program for SEMDEXA™, its novel, non-opioid product for the treatment of lumbosacral radicular pain (sciatica), were announced in March 2022. ZTlido® was approved by the FDA on February 28, 2018.

For more information visit www.sorrentotherapeutics.com

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting contain forward-looking statements related to Sorrento Therapeutics, Inc., under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding Sorrento’s mission, vision and portfolio of assets and the development thereof and Ms. Reilly’s expected contributions to Sorrento. Risks and uncertainties that could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to: risks related to Sorrento's technologies and prospects, including, but not limited to clinical development risks, including risks in the progress, timing, cost, and results of clinical trials and product development programs; risk of difficulties or delays in obtaining regulatory approvals; risks that clinical study results may not meet any or all endpoints of a clinical study and that any data generated from such studies may not support a regulatory submission or approval; risks that prior test, study and trial results may not be replicated in future studies and trials; risks of manufacturing and supplying drug product; risks related to leveraging the expertise of its employees, subsidiaries, affiliates and partners to assist Sorrento in the execution of its product candidates’ strategies; risks related to the global impact of COVID-19; and other risks that are described in Sorrento's most recent periodic reports filed with the Securities and Exchange Commission, including Sorrento's Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

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Media and Investor Relations

Contact: Brian Cooley

Email: mediarelations@sorrentotherapeutics.com

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Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

G-MAB™, DAR-T™, Seprehvec™, SOFUSA™, COVISHIELD™, COVIDROPS™, COVI-MSC™, and COVIMARK™ are trademarks of Sorrento Therapeutics, Inc.

SEMDEXA™ is a trademark of Semnur Pharmaceuticals, Inc.

ZTlido® is a registered trademark owned by Scilex Pharmaceuticals Inc.

All other trademarks are the property of their respective owners.

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